ACCOUNTING AND CORPORATE
REGULATORY AUTHORITY

CERTIFICATE CONFIRMING INCORPORATION OF COMPANY

Company Name : **DIGINEX LIMITED (name change effective from 07/12/2019)**

UEN : **201932954C**

This is to confirm that the company was incorporated under the Companies Act, on and from **01/10/2019** and that the company is a **PUBLIC COMPANY LIMITED BY SHARES**.

The company was formerly known as:

S/N	Company Name	Effective From
1.	DIGITAL INNOVATIVE LIMITED	01/10/2019

(Note: Only the five (5) most recent former names are listed. Any change in company name effected before 13 Jan 2003 will not be listed)

COMPANIES & BUSINESS NAMES
ACRA
REGISTRAR OF

TAN YONG TAT
ASST REGISTRAR OF COMPANIES & BUSINESS NAMES
ACCOUNTING AND CORPORATE REGULATORY AUTHORITY
SINGAPORE

Dated : 07/12/2019
Receipt Number : ACRA191207146940

Authentication No. : Q19878837X